EXHIBIT 5.1
[Letterhead of Kutak Rock LLP]
June 23, 2010
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
Ladies and Gentlemen:
     We have acted as counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), in connection with the registration of 3,882,187 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), issuable upon the redemption of limited partnership interests (the “OP Units”) of United Dominion Realty, Inc., a Delaware limited partnership.
     In connection therewith, we have reviewed the Registration Statement, the related Prospectus, the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., as amended as of the date hereof, the Company’s filings with the Securities and Exchange Commission, certain of the Company’s corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Common Stock, and such other factual and legal matters as we have deemed necessary for purposes of rendering the opinion set forth herein.
     We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. In making our examination of executed documents or documents to be executed, we have assumed that each party to one or more of the documents (other than the Company) has the power and authority to execute and deliver, and to perform and observe the provisions of the documents, and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have relied, as to matters of fact, upon the accuracy of representations and certificates of officers of the Company. We have relied on the Company’s records and have assumed the accuracy and completeness thereof. We have also assumed that the number of shares of Common Stock to be issued upon redemption of the OP Units will not exceed, at the time of issuance, the authorized but unissued shares of common stock of the Company.
     Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when issued upon the redemption of the OP Units in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.
     We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Maryland and the federal laws of the United States of America, as in effect on the date hereof.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Registration Statement.
Very truly yours,
/s/ Kutak Rock LLP
Kutak Rock LLP